Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES SECOND QUARTER 2009 RESULTS
— Total Second Quarter Revenue Increases 14% Year over Year —
Arlington, VA — August 11, 2009 — Vangent, Inc., a leading global provider of information management and strategic business process outsourcing services, today announced its second quarter 2009 results.
Quarter-to-Quarter Comparison
Vangent reported revenue of $141.0 million for the quarter ended June 27, 2009, an increase of $17.1 million or 14% compared to $123.9 million in the year ago period.
The increase in total revenue reflected a $19.8 million increase in revenue for the Government Group, primarily attributable to contracts with the Department of Defense, including the Traumatic Brain Injury contract with the Military Health System; the Department of State, specifically our work on the National Passport Information Center, as well as increased revenue with our contract with the Centers for Medicare and Medicaid Services (CMS). A $3.2 million increase in Human Capital Group revenue also contributed to the higher revenue in the second quarter, driven by strong growth from Vangent’s contract with the United States Air Force to modernize the Royal Saudi Air Force’s learning infrastructure. Partially offsetting these increases was a $4.6 million, or 22%, decline in International Group revenue due primarily to changes in foreign currency exchange rates.
Operating income totaled $3.6 million in the second quarter of 2009, an increase of $2.1 million compared to $1.5 million in the prior year period. The increase in operating income was primarily attributable to increases in Government Group revenue and reduced general and administrative costs compared with the 2008 period.
Vangent reported a net loss of $6.1 million for the three months ended June 27, 2009, an improvement from a net loss of $8.6 million for the comparable year ago period. Adjusted EBITDA increased 9% to $13.2 million for the second quarter of 2009, compared with $12.1 million for the quarter ended June 28, 2008.
Contract Awards and Backlog
New business awards during the second quarter of 2009, which totaled $40 million, included a five-year, $15 million contract from the U.S. Office of Personnel Management to provide Open Season Services as part of the Federal Employee Health Benefits program, extending Vangent’s 24-year partnership with the agency.
Vangent won its first contract funded by the American Recovery and Reinvestment Act of 2009 as a subcontractor to Sallie Mae to provide operations, project management, software integration and testing services in support of the U.S. Department of Education’s Federal Student Aid Title IV Student Loan Management Servicing program.

Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, increased to $2.3 billion at June 27, 2009, representing an $800 million increase from March 28, 2009. The increase in total contract backlog was primarily attributable to the four-year extension of the Company’s contract with CMS to May 2013.
In addition, Vangent was awarded a $10 million, two-year extension on our E-RATE contract with the Schools and Libraries Division of the Universal Service Administrative Company which supports the Federal Communications Commission (FCC) to assist schools and libraries across the U.S. obtain affordable telecommunications and Internet access.
Vangent’s funded backlog, which is the portion for which funding has been authorized, was $434.2 million at June 27, 2009, an increase of $26.7 million from March 28, 2009.
“Our business delivered a strong performance this quarter with significant year over year gains in Total Revenue, Operating Income and Adjusted EBITDA,” said Mac Curtis, President and Chief Executive Officer of Vangent. “These accomplishments reflect our continued focus on cost management and our ability to capitalize on our experience and expertise to further diversify our operations through key new business wins and extensions. In the midst of this challenging economy, Vangent has continued to prove its value proposition to its customers while continuing to generate strong operational momentum, positioning the Company for a strong second half of 2009.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at June 27, 2009 was $420.4 million and cash and cash equivalents were $21.8 million. Net cash provided by operating activities was $7.1 million for the six months ended June 27, 2009, compared to cash provided by operating activities of $21.2 million in the year ago period. Vangent’s total liquidity, which included $50.0 million available under its revolving credit facility, was $71.8 million.
Q2 2009 Financial Results Conference Call: Will take place on Wednesday, August 12, 2009 at 11:00 am ET. Interested parties may call (877) 857-6173 and request the “Vangent Second Quarter 2009 Financial Results Conference Call,” conference ID # 3032418.
Audio Replay: A replay of the earnings call can be heard after 2:00 p.m. on August 12, 2009 until August 24, 2009. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 3032418. For interested parties outside the U.S. and Canada, dial (719) 457-0820 and enter the same conference ID #.
Vangent’s second quarter 2009 financial statements including the Management Discussion and Analysis will be made available on the company’s website at www.vangent.com in connection with Vangent Q2 2009 Financial Results Conference Call.
About Vangent, Inc.
With over 7,000 employees worldwide, Vangent, Inc. is a global provider of Consulting, Systems Integration, Human Capital Management and Strategic Business Process Outsourcing services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Justice, Labor, State and the U.S. Office of Personnel Management, as well as Fortune 500 companies. Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela and Argentina.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Vangent, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Revenue	$141,010	$123,934	$278,482	$267,409
Cost of revenue	122,271	105,934	234,175	223,100

Gross profit	18,739	18,000	44,307	44,309
General and administrative expenses	10,544	12,473	20,835	26,257
Selling and marketing expenses	4,565	4,075	8,882	8,206

Operating income	3,630	1,452	14,590	9,846
Interest expense, net	8,495	8,777	16,866	17,727

Loss before income taxes	(4,865)	(7,325)	(2,276)	(7,881)
Provision for income taxes	1,247	1,228	2,872	3,096

Net loss	$(6,112)	$(8,553)	$(5,148)	$(10,977)

Statement of Operation Data as a Percent of Revenue
Revenue	100%	100%	100%	100%
Cost of revenue	86.7	85.5	84.1	83.4

Gross profit margin	13.3	14.5	15.9	16.6
General and administrative expenses	7.5	10.0	7.5	9.8
Selling and marketing expenses	3.2	3.3	3.2	3.1

Operating income margin	2.6	1.2	5.2	3.7
Interest expense, net	6.0	7.1	6.1	6.6

Loss before income taxes	(3.4)	(5.9)	(0.9)	(2.9)
Provision for income taxes	0.9	1.0	0.9	1.2

Net loss	(4.3)%	(6.9)%	(1.8)%	(4.1)%

Vangent, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 27,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$21,765	$21,134
Trade receivables, net	124,755	129,859
Prepaid and other assets	20,000	12,413

Total current assets	166,520	163,406

Property and equipment, net	29,390	27,152
Goodwill and intangible assets, net	454,202	464,865
Deferred debt financing costs and other	10,187	10,851

Total assets	$660,299	$666,274

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$67,369	$73,172
Accrued interest payable	7,896	8,304
Other current liabilities	6,003	6,657

Total current liabilities	81,268	88,133

Long-term debt, net of current portion	420,366	420,366
Other liabilities	16,510	13,138

Total liabilities	518,144	521,637

Stockholder’s equity	142,155	144,637

Total liabilities and stockholder’s equity	$660,299	$666,274

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 27,	June 28,
	2009	2008
Cash flows from operating activities
Net loss	$(5,148)	$(10,977)
Depreciation and amortization	16,779	17,365
Equity-based compensation expense	511	592
Deferred income taxes	3,030	2,913
Net changes in operating assets and liabilities:
Trade receivables	6,480	13,493
Prepaid and other assets	(6,617)	(3,856)
Accounts payable and other liabilities	(7,960)	1,646

Net cash provided by operating activities	7,075	21,176

Cash flows from investing activities
Acquisition, net of cash acquired	—	(3,936)
Capital expenditures	(6,539)	(5,041)

Net cash used in investing activities	(6,539)	(8,977)

Cash flows from financing activities
Repayment of senior secured term loan	—	(7,834)
Capital lease payments	(163)	(138)

Net cash used in financing activities	(163)	(7,972)
Effect of exchange rate changes on cash and cash equivalents	258	106

Net increase in cash and cash equivalents	631	4,333
Cash and cash equivalents, beginning of period	21,134	26,093

Cash and cash equivalents, end of period	$21,765	$30,426

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

					Twelve
					Months
	Three Months Ended		Six Months Ended		Ended
	June 27,	June 28,	June 27,	June 28,	June 27,
	2009	2008	2009	2008	2009
Net loss	$(6,112)	$(8,553)	$(5,148)	$(10,977)	$(20,679)
Provision for income taxes	1,247	1,228	2,872	3,096	5,330
Interest expense, net	8,495	8,777	16,866	17,727	34,351
Depreciation and amortization	8,433	8,946	16,779	17,365	34,013

EBITDA (a)	12,063	10,398	31,369	27,211	53,015

Goodwill impairment charge	$—	$—	$—	$—	$16,751
Equity-based compensation expense	257	345	511	592	971
TSA adjustment	—	16	—	36	(84)
Net transition and contract settlement costs	543	888	608	3,303	2,241
Management fee and expenses	290	306	658	587	1,235
Other	—	123	106	123	265

Adjusted EBITDA (b)	$13,153	$12,076	$33,252	$31,852	$74,394

(a)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)	Adjusted EBITDA is a financial measure used to calculate the leverage ratio, a financial covenant under the Company’s senior secured credit facility. Adjusted EBITDA is adjusted to exclude unusual and non-recurring items including (i) noncash goodwill impairment charge, (ii) equity-based compensation expense, (ii) non-recurring contract settlement costs, and (iii) certain costs resulting from our separation from Pearson plc net of certain overhead and infrastructure costs.
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